Exhibit 10.4

TERM SHEET
Strategic Investment into Scilex Holding Company

Date: 3 July 2026

1.
Parties

Investor
iHolding Group LLP
420 Tattimbet Street
Medeu District
Almaty
Republic of Kazakhstan

Company
Scilex Holding Company

2.
Transaction

The Investor agrees to invest the sum of US$100,000,000 into the Company through the acquisition of newly issued equity securities of the Company.

3.
Purchase Price

The investment shall be made at a price of US$15.00 per share. Based upon the investment amount, the Investor shall receive approximately 6,666,667 shares.

4.
Security

The securities issued pursuant to this investment shall consist of newly issued common shares of the Company, unless otherwise mutually agreed in writing between the parties.

5.
Purpose of Investment
−
Expansion of healthcare and medical technology initiatives;
−
Product development and commercialization;
−
Acquisitions and strategic partnerships;
−
Working capital and operational growth;
−
Intellectual property expansion;
−
General corporate purposes.
6.
Scilex Products and Pipeline

Existing Commercial Products:

1.
ZTlido® (1.8% lidocaine topical system equivalent to 5% lidocaine) for the treatment of Postherpetic Neuralgia-PHN related pain.
2.
ELYXYBTM (celecoxib) oral solution for acute treatment of migraine
3.
GLOPERBA® (colchicine USP) oral solution for the prevention of painful gout flares in adults

Development Stage Products / Technologies:

1.
SP-103 is the Next-Generation, 5.4% Lidocaine Topical System

Exhibit 10.4

4.
SP-104 is a novel delayed-release formulation of low-dose naltrexone hydrochloride for the treatment of fibromyalgia, which remains a largely unmet medical need given the low response rates of commercially available therapies.

Intellectual Property/ Patents
 See IP Summary Report

7.
Due Diligence and Information Rights

The Company shall provide the Investor and its advisors with reasonable access to financial, legal, operational, regulatory, intellectual property, and commercial information reasonably requested by the Investor. The Company shall provide the Investor and its advisors with reasonable access to financial, legal, operational, regulatory, intellectual property, and commercial information reasonably requested by the Investor. The Company shall establish and maintain a secure electronic data room containing all material corporate, financial, legal, regulatory, tax, operational, intellectual property, commercial, and compliance documents relating to the Company and its business. The Investor and its designated representatives, advisors, consultants, and legal counsel shall be granted full and unrestricted access to such data room throughout the due diligence process and until the completion or termination of the proposed transaction. The Company shall promptly upload and update all requested documents, records, agreements, licenses, permits, filings, correspondence, and other information necessary for the Investor to conduct a comprehensive due diligence review.

8.
Registration Rights

The Investor shall receive customary registration rights relating to the shares acquired pursuant to this investment.

9.
Definitive Agreements

The parties agree to negotiate in good faith and this Term Sheet is subjected to agreed definitive agreements and subject to due diligence.

10.
No Fixed Completion Date

There shall be no mandatory fixed completion date for the transaction contemplated herein.

11.
Confidentiality

The existence and contents of this Term Sheet and related discussions shall remain confidential.

12.
Commitment and Strategic Relationship

The Company acknowledges that the identity, reputation, strategic relationships, governmental contacts, commercial standing and proposed investment of iHolding Group LLP constitute valuable commercial assets. Unless and until the Investment has been fully completed and all investment funds have been irrevocably received, the Company shall not, without the Investor's prior written consent: (a) use the proposed investment to induce or persuade any third party to invest, lend or otherwise transact with the Company; or (b) use the proposed investment to establish, preserve or enhance the ownership percentage, valuation or negotiating position of any shareholder, prospective shareholder, investor, founder, executive, affiliate or other person.

13.
No Third-Party Reliance

Exhibit 10.4

No shareholder, investor, lender, founder, director, officer, affiliate or other third party shall be entitled to rely upon the proposed investment by the Investor for determining valuation, ownership, financing capacity or any commercial arrangement unless and until the Investment has completed.

14.
No Assignment or Use of Investor Commitment

The Company shall not assign, pledge, transfer or otherwise use this Term Sheet or the proposed investment in connection with any financing, merger, acquisition, restructuring or other transaction involving a third party without the Investor's prior written consent.

15.
No Third-Party Benefit

Nothing in this Term Sheet confers any right or benefit on any third party arising from the proposed investment by the Investor.

16.
Exclusivity

The Company shall not knowingly solicit or enter into competing transactions substantially similar to the transaction within 30 days from signing of this Term Sheet.

17.
Representations

Each party represents that it has full authority and capacity to enter into this Term Sheet.

18.
Expenses

Each party shall bear its own legal, advisory, accounting, and transactional expenses unless otherwise agreed.

19.
Governing Law

This Term Sheet shall be governed by the laws of the State of New York, United States of America.

20.
Binding Effect

This Term Sheet constitutes a legally binding agreement between the parties upon execution, subject to definitive agreements.

If the parties are unable to agree definitive agreements for any reason, either party may terminate discussions without liability, and neither party shall have any obligation to complete the proposed investment.

"Notwithstanding any termination of this Term Sheet, Clauses 11 (Confidentiality), 12 (Commitment and Strategic Relationship), 13 (No Third-Party Reliance), 14 (No Assignment or Use of Investor Commitment), 15 (No Third-Party Benefit), 18 (Expenses) and 19 (Governing Law) shall survive termination and remain fully enforceable. The Investor shall be entitled to injunctive relief and all other remedies available at law or in equity for any breach of such clauses."

EXECUTED AND AGREED

IHOLDING GROUP LLP By: /s/ Byron Byrd Name: Byron Byrd Title: Chief Executive Officer	IHOLDING GROUP LLP By: /s/ Alain Khoueiry Name: Alain Khoueiry Title: Chairman

Exhibit 10.4

Date: 3 July 2026	Date: 3 July 2026

SCILEX HOLDING COMPANY

By: /s/ Henry Ji, Ph.D.

Name: Henry Ji, Ph.D.

Title: Chairman & CEO

Date: July 2, 2026